Exhibit 10.2
NON-EMPLOYEE DIRECTOR ANNUAL GRANT
ULTRATECH, INC.
RESTRICTED STOCK UNIT ISSUANCE AGREEMENT
RECITALS
     A. The Corporation has implemented an automatic award program under the Plan pursuant to which eligible non-employee Board members will automatically receive special awards of restricted stock units at periodic intervals over their period of Board service in order to provide such individuals with a meaningful incentive to continue to serve as members of the Board.
     B. Participant is an eligible non-employee Board member, and this Agreement is executed pursuant to, and is intended to carry out the purposes of, the Plan in connection with the award of restricted stock units under the Automatic Grant Program.
     C. All capitalized terms in this Agreement shall have the meaning assigned to them in the attached Appendix A.
NOW, THEREFORE, it is hereby agreed as follows:
     1. Grant of Restricted Stock Units. The Corporation hereby awards to the Participant, as of the Award Date, Restricted Stock Units under the Automatic Grant Program. Each Restricted Stock Unit which vests hereunder shall entitle the Participant to receive one share of Common Stock on the specified issuance date. The number of shares of Common Stock subject to the awarded Restricted Stock Units, the applicable vesting schedule for those shares, the date or dates on which those vested shares shall become issuable to Participant and the remaining terms and conditions governing the award (the “Award”) shall be as set forth in this Agreement.
AWARD SUMMARY

Award Date:	____________, 200___

Number of Shares Subject to Award:	5,000 shares of Common Stock (the “Shares”)

Vesting Schedule:	The Shares shall vest upon the earlier of (i) the Participant’s completion of one (1) year of Board service measured from the Award Date or the (ii) the Participant’s continuation in Board service through the day immediately prior to the next Annual Stockholders Meeting. However, the Shares may vest on an accelerated basis in accordance with the provisions of Paragraphs 3 and 5 of this Agreement.

Issuance Schedule	Each Share which vests in accordance with the foregoing Vesting Schedule shall be issued on the date that Share vests (the “Issuance Date”) or as soon thereafter as administratively practicable, but in no event later than the later of (i) the close of the calendar year in which that Share vests or (ii) the fifteenth day of the third calendar month following such vesting date.
     2. Limited Transferability. Prior to the actual issuance of the Shares which vest and become issuable hereunder, the Participant may not transfer any interest in the Award or the underlying Shares. Any Shares which vest hereunder but which otherwise remain unissued at the time of the Participant’s death may be transferred pursuant to the provisions of the Participant’s will or the laws of inheritance or to the Participant’s designated beneficiary or beneficiaries of this Award. The Participant may also direct the Corporation to issue the stock certificates for any Shares which in fact vest and become issuable under the Award during his or her lifetime to one or more designated Family Members or a trust established for the Participant and/or his or her Family Members. The Participant may make such a beneficiary designation or certificate directive at any time by filing the appropriate form with the Plan Administrator or its designee.
     3. Cessation of Service.
          (a) The Restricted Stock Units subject to this Award shall immediately vest in full upon the Participant’s cessation of Board service by reason of death or Permanent Disability. The Shares subject those vested units shall be issued on the date of Participant’s cessation of Board service or as soon thereafter as administratively practicable, but in no event later than the later of (i) the close of the calendar year in which Participant ceases Board service or (ii) the fifteenth day of the third calendar month following such cessation of Board service.
          (b) Should Participant ease Board service for any other reason prior to vesting in all the Shares subject to this Award, then the Award will be immediately cancelled with respect to those unvested Shares, and the number of restricted stock units will be reduced accordingly. Participant shall thereupon cease to have any right or entitlement to receive any Shares under those cancelled units.
     4. Stockholder Rights and Dividend Equivalents
          (a) The holder of this Award shall not have any stockholder rights, including voting, dividend or liquidation rights, with respect to the Shares subject to the Award until the Participant becomes the record holder of those Shares following their actual issuance.
          (b) Notwithstanding the foregoing, should any dividend or other distribution, whether regular or extraordinary and whether payable in cash, securities or other property, be declared and paid on the outstanding Common Stock while one or more Shares remain subject to this Award (i.e., those Shares are not otherwise issued and outstanding for purposes of entitlement to the dividend or distribution), then a special book account shall be established for the Participant and credited with a phantom dividend equal to the actual dividend or distribution which would have been paid on the Shares at the time subject to this Award had those Shares been issued and outstanding and entitled to that dividend or distribution. The phantom dividend equivalents so credited shall vest at the same time as the Shares to which they relate and shall be distributed to the Participant (in the same form the actual dividend or distribution was paid to the holders of the Common Stock entitled to that dividend or distribution) concurrently with the issuance of those vested Shares.
     5. Change of Control.
          (a) The Restricted Stock Units subject to this Award shall immediately vest in full upon the Participant’s continuation in Board service until the effective date of any Change in Control transaction. The vested Shares shall be issued immediately upon such effective date or as soon as administratively practicable thereafter, but in no event more than fifteen (15) business days after such effective date, or will otherwise be converted into the right to receive the same consideration per share of Common Stock payable to the other shareholders of the Corporation in consummation of the Change in Control and distributed at the same time as such stockholder payments, but in no event shall the distribution to Participant be completed later than the later of (i) the close of the calendar year in which the Change in Control is effected or (ii) the fifteenth day of the third calendar month following such effective date.
          (b) This Agreement shall not in any way affect the right of the Corporation to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.
     6. Adjustment in Shares. Should any change be made to the Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares, spin-off transaction or other change affecting the outstanding Common Stock as a class without the Corporation’s receipt of consideration, or should the value of outstanding shares of Common Stock be substantially reduced as a result of a spin-off transaction or an extraordinary dividend or distribution, or should there occur any merger, consolidation or other reorganization, then equitable adjustments shall be made by the Plan Administrator to the total number and/or class of securities issuable pursuant to this Award in order to reflect such change and thereby prevent a dilution or enlargement of benefits hereunder. In making such equitable adjustments, the Plan Administrator shall take into account any amounts to be credited to Participant’s book account under Paragraph 4(b) in connection with the transaction, and the determination of the Plan Administrator shall be final, binding and conclusive.
     7. Issuance of Shares of Common Stock.
          (a) Except as otherwise provided in Paragraph 5, on the applicable Issuance Date under Paragraph 1, the Corporation shall issue to or on behalf of Participant a certificate (which may be in electronic form) for the vested shares of Common Stock to be issued on that date.

          (b) Except as otherwise provided in Paragraph 5, the settlement of all Restricted Stock Units which vest under this Award shall be made solely in shares of Common Stock. In no event, however, shall any fractional shares be issued. Accordingly, the total number of shares of Common Stock to be issued at the time the Award vests shall, to the extent necessary, be rounded down to the next whole share in order to avoid the issuance of a fractional share.
     8. Compliance with Laws and Regulations. The issuance of shares of Common Stock pursuant to the Award shall be subject to compliance by the Corporation and Participant with all applicable requirements of law relating thereto and with all applicable regulations of any stock exchange on which the Common Stock may be listed for trading at the time of such issuance.
     9. Notices. Any notice required to be given or delivered to the Corporation under the terms of this Agreement shall be in writing and addressed to the Corporation at its principal corporate offices. Any notice required to be given or delivered to Participant shall be in writing and addressed to Participant at the address indicated below Participant’s signature line on this Agreement. All notices shall be deemed effective upon personal delivery or upon deposit in the U.S. mail, postage prepaid and properly addressed to the party to be notified.
     10. Successors and Assigns. Except to the extent otherwise provided in this Agreement, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the Corporation and its successors and assigns and Participant, Participant’s assigns, the legal representatives, heirs and legatees of Participant’s estate and any beneficiaries of the Award designated by Participant.
     11. Construction. This Agreement and the Award evidenced hereby are made and granted pursuant to the Plan and are in all respects limited by and subject to the terms of the Plan. All decisions of the Plan Administrator with respect to any question or issue arising under the Plan or this Agreement shall be conclusive and binding on all persons having an interest in the Award.
     12. Governing Law. The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of California without resort to that State’s conflict-of-laws rules.
     13. No Impairment of Rights. This Agreement shall not in any way affect the right of the Corporation or its stockholders to remove Participant from the Board at any time in accordance with the provisions of applicable law.

     IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first indicated above.

ULTRATECH, INC.

By:

Title:

PARTICIPANT

Signature:

Address:

APPENDIX A
DEFINITIONS
     The following definitions shall be in effect under the Agreement:
     A. Agreement shall mean this Restricted Stock Unit Issuance Agreement.
     B. Automatic Grant Program shall mean the automatic grant program in effect for non-employee Board members under the Plan.
     C. Award shall mean the award of Restricted Stock Units made to the Participant pursuant to the terms of this Agreement.
     D. Award Date shall mean the date the Restricted Stock Units are awarded to Participant pursuant to the Agreement and shall be the date indicated in Paragraph 1 of the Agreement.
     E. Board shall mean the Corporation’s Board of Directors.
     F. Change in Control shall mean a change in ownership or control of the Corporation effected through any of the following transactions:
          (i) a merger or consolidation in which the Corporation is not the surviving entity and in which securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation’s outstanding securities are transferred to person or persons different from the persons holding those securities immediately prior to such merger or consolidation,
          (ii) the sale, transfer or other disposition of all or substantially all of the assets of the Corporation in complete liquidation or dissolution of the Corporation, or
          (iii) any reverse merger in which the Corporation is the surviving entity but in which securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation’s outstanding securities are transferred to person or persons different from the persons holding those securities immediately prior to such merger.
          (iv) the acquisition, directly or indirectly by any person or related group of persons (other than the Corporation or a person that directly or indirectly controls, is controlled by, or is under common control with, the Corporation), of beneficial ownership (within the meaning of Rule 13d-3 of the

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1934 Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation’s outstanding securities pursuant to a tender or exchange offer made directly to the Corporation’s stockholders, or
          (v) a change in the composition of the Board over a period of twelve (12) consecutive months or less such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) who were still in office at the time the Board approved such election or nomination.
          G. Code shall mean the Internal Revenue Code of 1986, as amended.
          H. Common Stock shall mean shares of the Corporation’s common stock.
          I. Corporation shall mean Ultratech, Inc., a Delaware corporation, and any successor corporation to all or substantially all of the assets or voting stock of Ultratech, Inc. which shall by appropriate action adopt the Plan.
          J. Family Members shall mean, with respect to the Participant, any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law.
          K. 1934 Act shall mean the Securities Exchange Act of 1934, as amended from time to time.
          L. Participant shall mean the person to whom the Award is made pursuant to the Agreement.
          M. Permanent Disability shall mean the Participant’s inability to perform his or her usual duties as a Board member by reason of any medically determinable physical or mental impairment expected to result in death or to be of continuous duration of twelve (12) months or more.
          N. Plan shall mean the Corporation’s 1993 Stock Option/Stock Issuance Plan, as amended and restated.
          O. Plan Administrator shall mean either the Board or a committee of the Board acting in its capacity as administrator of the Plan.
          P. Restricted Stock Unit shall mean each unit subject to this Award which shall entitle the Participant to receive one share of Common Stock under the Plan upon the vesting of that unit.

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